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RTI logo

FOR IMMEDIATE RELEASE                           Contact:
February 1, 2005                                Richard E. Leone
                                                Manager - Investor Relations
                                                rleone@rtiintl.com
                                                330-544-7622

                           RTI ANNOUNCES 2004 RESULTS

     Niles, Ohio - RTI International Metals, Inc., (NYSE: RTI) released results today for the fourth quarter and year of 2004.

     The Company reported a net loss for the year of $2.8 million, or $0.13 per share, on sales of $214.6 million, including several non-recurring charges. These pretax charges include the recognition of $6.5 million of expense related to the implementation of Section 404 of the new Sarbanes-Oxley requirements (a portion of which will be ongoing), a $1.2 million LIFO charge related to inventory reductions made during the year and a $1.3 million charge related to the discontinuance of the Company's welded tubing operations. Results for the year 2003 were a net income of $4.7 million, or $0.23 per share, on sales of $195.0 million.

     Both 2004 and 2003 included payments under a supply agreement that required minimum purchases by The Boeing Company, resulting in other income of approximately $9 million and $8 million, respectively.

     The fourth quarter of 2004 resulted in a loss of $3.9 million, or $0.18 per share, on sales of $60.9 million. The quarter included $6.1 million of pretax expense related to the three items above. The same period in 2003 resulted in a net income of $1.9 million, or $0.09 per share, on sales of $45.7 million.

     Mill product shipments for the fourth quarter were 2.0 million pounds versus 1.4 million pounds in the year earlier period and 1.6 million pounds during the third quarter of 2004. Average realized per pound prices for those periods were $13.61, $15.51, and $13.51, respectively.


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February 1, 2005
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     Mill product shipments for the year totaled 6.6 million pounds as compared to 5.9 million in 2003, a credit to the management of the Company's Niles, Ohio plant, who operated RTI's principal mill product facility during a yearlong labor dispute that was settled in December. Average realized prices for 2004 were $13.99 versus $15.95 in 2003, primarily reflecting the price deterioration that occurred during the commercial aerospace downturn, when these orders were booked. Orders booked in 2004, for production in 2005, carry significantly higher prices.

     Lower realized prices, partially offset by cost improvements, resulted in an $11.7 million operating loss for the Titanium Group in 2004, including Sarbanes-Oxley and LIFO charges totaling $3.9 million. Sales for the Group were $154.3 million, including inter-company sales of $101.2 million. In 2003, the Group produced a $2 million operating loss on sales of $148.0 million, $91.2 million of which were to affiliated companies.

     The Fabrication & Distribution Group had an operating loss in 2004 of $1.4 million, including Sarbanes-Oxley charges of $3.8 million. Domestic distribution units were the strongest contributors within the Group. Sales for the year were $161.0 million. The Group earned $0.7 million in 2003 on sales of $148.8 million.

     Commenting on the Company's results, Timothy G. Rupert, President and CEO, said, "RTI's 2004 results reflect a mix of factors, some of which were anticipated and managed well, such as low order volumes from commercial aerospace at deteriorated prices and the work stoppage at the Niles plant, while others were largely outside of the Company's control, like the high initial cost of Sarbanes-Oxley 404 compliance. Market conditions improved during the year, both in terms of volume and pricing. RTI's order backlog more than doubled in the second half. Recently announced contracts with Airbus and BAE, as well as a new relationship with Bombardier through the acquisition of Claro Precision in the fourth quarter, will all contribute to a much better year in 2005."

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February 1, 2005
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     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the current impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the assimilation of Claro Precision, Inc. into RTI, the design and effectiveness of the Company's internal control over financial reporting, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. RTI's independent accountants have not completed their year-end audit of 2004 results. The Company's 2004 results are subject to completion, audit and the filing of its Annual Report on Form 10-K.

     RTI International Metals(R), headquartered in Niles, Ohio, is one of the world's largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

     NOTE: RTI International Metals, Inc. has scheduled a conference call for Thursday, February 3, 2005, at 3:00 p.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 800-938-0653 or (International) 973-935-2408 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Sunday, February 6, 2005, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 5610562.

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February 1, 2005
Page 4 of 5

                         RTI INTERNATIONAL METALS, INC.
                  CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                             (Dollars in thousands)

                                                                  QUARTER ENDED                         YEAR ENDED
                                                                   DECEMBER 31,                        DECEMBER 31,
                                                           ---------------------------         ---------------------------
                                                             2004              2003              2004              2003
                                                           ---------         ---------         ---------         ---------
Sales                                                      $  60,893         $  45,664         $ 214,558         $ 195,000
Cost of sales                                                 52,731            34,640           187,693           165,170
                                                           ---------         ---------         ---------         ---------
Gross profit                                                   8,162            11,024            26,865            29,830
Selling, general and
     administrative expenses                                  12,839             7,829            39,282            30,706
Research, technical and
     product development expenses                                316               276             1,181             1,306
Other operating income - net                                    --                --                 517               967
                                                           ---------         ---------         ---------         ---------
Operating income (loss)                                       (4,993)            2,919           (13,081)           (1,215)

Other income - net                                               155               147             9,676             9,433
Interest (income) expense                                        (49)              230              (142)              727
                                                           ---------         ---------         ---------         ---------
Income (loss) from continuing
     operations before income taxes                           (4,789)            2,836            (3,263)            7,491
Provision for income taxes                                    (1,962)              996            (1,339)            2,763
                                                           ---------         ---------         ---------         ---------
Income (loss) from continuing
     operations                                               (2,827)            1,840            (1,924)            4,728
Loss from discontinued welded
     tubing operations business
     (including loss on disposal of
     $1,064 in the 4th quarter ended 2004)                    (1,473)               88            (1,275)              (20)
     Income tax benefit                                          442               (33)              382                 6
                                                           ---------         ---------         ---------         ---------
Net income (loss)                                          $  (3,858)        $   1,895         $  (2,817)        $   4,714
                                                           =========         =========         =========         =========

Net  income (loss) per common share:
          Basic                                             $(0 .18)         $    0.09         $   (0.13)        $    0.23
                                                           =========         =========         =========         =========
          Diluted                                           $(0 .17)         $    0.09         $   (0.13)        $    0.22
                                                           =========         =========         =========         =========

Weighted average shares outstanding (in thousands):
          Basic                                              21,706             20,853            21,310            20,830

          Diluted                                            22,162             21,123            21,668            20,996

2003 results have been adjusted for comparative purposes to reflect the effect of discontinued operations recorded in the fourth quarter of 2004.

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February 1, 2005
Page 5 of 5

                         RTI INTERNATIONAL METALS, INC.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                            DECEMBER 31,       DECEMBER 31,
                                                               2004               2003
                                                            (Unaudited)        (Audited)
                                                            -----------        -----------
ASSETS:
        Current assets
                Cash and cash equivalents                    $  62,707         $  67,970
                Accounts receivable                             44,569            30,855
                Inventories                                    133,485           153,497
                Current deferred income tax assets                 739             5,251
                Other current assets                             3,036             3,284
                                                             ---------         ---------
        Total current assets                                   244,536           260,857
                Property, plant and equipment, net              82,140            85,505
                Goodwill                                        59,848            34,133
                Noncurrent deferred income tax assets            9,403             5,616
                Other noncurrent assets                          4,559             3,823
                                                             ---------         ---------
        Total assets                                         $ 400,486         $ 389,934
                                                             =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
        Current liabilities
                Accounts payable                             $  14,067         $  14,008
                Accrued liabilities                             14,055            19,321
                                                             ---------         ---------
        Total current liabilities                               28,122            33,329
                Long-term debt                                    --                --
                Accrued pension cost                            21,414            12,445
                Accrued postretirement benefit cost             21,090            20,428
                Deferred income taxes                             --                --
                Other noncurrent liabilities                     8,911             6,072
                                                             ---------         ---------
        Total liabilities                                       79,537            72,274
        Total shareholders' equity                             320,949           317,660
                                                             ---------         ---------
        Total liabilities and shareholders' equity           $ 400,486         $ 389,934
                                                             =========         =========



           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                                     YEAR ENDED
                                                                     DECEMBER 31,
                                                             ---------------------------
                                                               2004                2003
                                                             ---------         ---------
Cash provided by operating activities
        (including depreciation and amortization
        of $12,016 and $12,197 respectively)                 $  19,050         $  30,321
Cash used in investing activities                              (29,416)           (3,965)
Cash provided by financing activities                            5,103               948
                                                             ---------         ---------
Increase/(decrease) in cash and cash equivalents                (5,263)           27,304
Cash and cash equivalents at beginning of period                67,970            40,666
                                                             ---------         ---------
Cash and cash equivalents at end of period                   $  62,707         $  67,970
                                                             =========         =========


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